                                    SCHEDULE 14A

                                   (Rule 14a-101)

                      INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION
                      ________________________________________

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

                          SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  / X /
Filed by a Party other than the Registrant  /   /
Check the appropriate box:
/ X /   Preliminary Proxy Statement              /   /   Confidential, For Use
                                                         of Commission Only (as
                                                         permitted by
/   /   Definitive Proxy Statement                       Rule 14a-6(e)(2))
/   /   Definitive Additional Materials
/   /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ALTRIS SOFTWARE, INC.
-------------------------------------------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

-------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee:

/ X /   No fee required.
/   /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     ---------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------

(5)  Total fee paid:

     ---------------------------------------------------------------------

/   /     Fee paid previously with preliminary materials:

/   /     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

     ---------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------

(3)  Filing Party:

     ---------------------------------------------------------------------

(4)   Date Filed:

     ---------------------------------------------------------------------

                               ALTRIS SOFTWARE, INC.
                              9339 CARROLL PARK DRIVE
                            SAN DIEGO, CALIFORNIA 92121

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON OCTOBER 28, 1999

     The Annual Meeting of Shareholders of Altris Software, Inc., a California corporation (the "Company"), will be held at the Company's headquarters at 9339 Carroll Park Drive, San Diego, California, at 9:00 a.m. on Thursday, October 28, 1999 for the following purposes:

     1. To elect five directors to hold office until the next succeeding Annual Meeting and until their successors have been elected and qualified.

     2. To vote upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 30,000,000.

     3. To amend the Company's Amended and Restated 1996 Stock Incentive Plan to approve an increase in number of shares of Common Stock reserved for issuance under the plan from 925,000 to 1,425,000 shares.

     4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on September 22, 1999 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof, and only holders of record of the Company's Common Stock at the close of business on that date will be entitled to receive notice of, and to vote at, the Annual Meeting.

     WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING, AND YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE RETURNED YOUR PROXY.

                                   By Order of the Board of Directors,

                                   John W. Low
                                   Secretary

September 27, 1999

                               ALTRIS SOFTWARE, INC.
                              9339 CARROLL PARK DRIVE
                            SAN DIEGO, CALIFORNIA 92121

                         _________________________________

                                  PROXY STATEMENT

                           ANNUAL MEETING OF SHAREHOLDERS

                                  OCTOBER 28, 1999

                         _________________________________

                                    INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Altris Software, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's headquarters at 9339 Carroll Park Drive, San Diego, California, on Thursday, October 28, 1999 at 9:00 a.m., or at any adjournments or postponements thereof, for the purposes set forth herein and in the foregoing Notice. This Proxy Statement and the accompanying proxy were first sent to shareholders on or about September 27, 1999.

PROXY INFORMATION

     Shares represented by properly executed proxies, if received in time and not revoked or suspended, will be voted in accordance with the instructions indicated thereon or, if no instructions are given for any or all of the proposals, will be voted as recommended by the Board of Directors.

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised by attending and voting at the Annual Meeting or by filing with the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date.

RECORD DATE AND VOTING

     Each shareholder of record of the Common Stock at the close of business on September 22, 1999 is entitled to vote on all matters submitted to a vote of the shareholders at the Annual Meeting. At the close of business on September 22, 1999, there were 11,620,663 shares of Common Stock outstanding and held of record by approximately 300 shareholders. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

     Directors will be elected by a plurality of the votes of the shares of Common Stock represented and voting on the election of directors (I.E., the nominees receiving the greatest number of votes will be elected). The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of the proposal to increase the number of authorized shares of Common Stock from 20,000,000 to 30,000,000. In all other matters, the affirmative vote of a majority of the shares of Common Stock represented and voting on a particular matter shall be the act of the shareholders.

     In general, abstentions will have no effect on the outcome of the voting with respect to any matter. However, abstentions will have an effect on the proposal to increase the number of authorized shares of Common Stock, as the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for approval.

     As to certain matters other than the election of directors, New York Stock Exchange and American Stock Exchange rules generally require when shares are registered in street or nominee name that their member brokers receive specific instructions from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Holders of Common Stock have one vote for each share on all matters submitted to the shareholders at the Annual Meeting, except that shareholders may cumulate votes in the election of directors if any shareholder gives notice to the Secretary prior to the voting of his or her intention to cumulate votes. Under cumulative voting, each shareholder may give any one candidate whose name was placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes on the same principle among as many candidates as the shareholder sees fit. The proxy holders will have authority, in their discretion, to vote cumulatively for less than all of the nominees.

                          SECURITY OWNERSHIP OF MANAGEMENT
                           AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to shares of the Common Stock beneficially owned as of September 1, 1999 by (i) each director, (ii) each Named Executive Officer (as defined on page 6), (iii) all directors and executive officers as a group and (iv) each person who, to the extent known to the Company, beneficially owns more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.

                                                    NUMBER OF          PERCENT OF
NAME                                                SHARES (1)          CLASS (1)
----                                             --------------        -----------
Roger H. Erickson............................        123,500                1.1%
John W. Low..................................         99,750                 *
D. Ross Hamilton.............................        186,500                1.6%
Michael J. McGovern..........................        353,251                3.0%
Larry D. Unruh...............................         11,797                 *
Martin P. Atkinson...........................          7,500                 *
Finova Mezzanine Capital Corporation.........      2,101,381(2)            15.3%
Spescom Ltd..................................      2,000,000               17.2%
All directors and executive officers
   as a group (8 persons)....................        835,173                7.1%

-----------
*Less than one percent.

(1) Amounts and percentages include shares of Common Stock that may be acquired within 60 days of September 1, 1999 through the exercise of stock options as follows:

        -  62,500 shares for Mr. Erickson,
        -  52,750 shares for Mr. Low,
        -  15,000 shares for Mr. Hamilton,
        -   7,500 shares for Mr. McGovern,
        -   7,500 shares for Mr. Unruh,
        -   7,500 shares for Mr. Atkinson and
        - 174,675 shares for all directors and executive officers as a group.

(2) Amount consists of (i) 1,801,381 shares of Common Stock issuable upon conversion of Series E Convertible Preferred Stock having a conversion price of $1.90 per share and (ii) 300,000 shares of Common Stock issuable upon exercise of a warrant having an exercise price of $1.90 per share.

                                       ITEM 1

                               ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. In the election of directors, the proxy holders intend to vote for the election of the nominees named below. Should any nominee decline or become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement.

     The following table sets forth certain information concerning each person nominated for election as a director:

Name                                           Age          Position
-----                                         -----         ---------
Roger H. Erickson.......................       43           Chief Executive
                                                            Officer, Director

D. Ross Hamilton........................       61           Director

Michael J. McGovern.....................       69           Director

Larry D. Unruh..........................       48           Director

Martin P. Atkinson......................       53           Director

     Mr. Erickson was appointed the Company's Chief Executive Officer in April 1998, a position which he previously held from October 1991 to August 1993. In addition, Mr. Erickson was appointed as a Director of the Company in 1998, a position which he previously held from July 1990 to June 1995.
Mr. Erickson has served the Company in various other capacities, including as
(i) Vice President, Strategic Partners, from July 1997 to April 1998, (ii) Vice President, Operations, from June 1996 to July 1997, (iii) Vice President, Worldwide Channel Sales, from April 1995 to February 1996, (iv) Vice President, Alliances and General Manager, PDM Business Unit, from February 1996 to June 1996, (v) Executive Vice President, Marketing and Sales, from September 1993 to March 1995 and (vi) Vice President, Engineering, from June 1990 to October 1991. From 1984 until March 1990, Mr. Erickson served the Company in several positions including Senior Systems Engineer and Director of Technical Projects. Mr. Erickson earned a M.S. degree in Computer Science from the University of California, Santa Barbara in 1982 and a B.A. degree in Mathematics from Westmont College in 1978.

     Mr. Hamilton has been a Director of the Company since June 1994. He served as Chairman of the Board of the Company from January 1997 through June 1997. Since 1983 Mr. Hamilton has served as President of Hamilton Research, Inc., an investment banking firm. Mr. Hamilton received a B.S. degree in Economics from Auburn University in 1961.

     Mr. McGovern has served as a Director of the Company since he founded the Company in February 1981, and served as the Company's Chairman and Chief Executive Officer from its inception until December 1987. Mr. McGovern was a founder of Autologic, Inc. in 1968, where he was Vice President of Engineering in charge of developing computer driven photo typesetters for the newspaper and publishing industries. Mr. McGovern also serves as a director of Qtel, Inc. (since March 1997) and as a director of Alpha Data Tech. (since April 1997). He received a B.S.E.E. degree from City University of New York in 1952 and an M.S.E.E. degree from Arizona State University in 1959.

     Mr. Unruh has served as a Director of the Company since May 1988. He is a partner of Hein & Associates LLP, certified public accountants, and has been its Managing Tax Partner since 1982. Mr. Unruh currently serves as a director of Basin Exploration, Inc., an oil exploration and development company. Mr. Unruh received a B.S.B.A. degree in Accounting from the University of Denver in 1973.

     Mr. Atkinson has served as a Director of the Company since 1997. Mr. Atkinson presently runs a consulting firm based in Kent, England that advises middle-market companies on banking and corporate finance matters. Prior to establishing his consulting firm, Mr. Atkinson was employed by Lloyds Bank for 28 years until his retirement from there (at the senior executive level) in December 1996. While at Lloyds, Mr. Atkinson was the Head of Risk Control of Lloyds Merchant Bank Limited, a Director of Lloyds' Capital Markets Group, where he was responsible for arranging several multi-million pound syndicated loans, and from 1992 to 1996, he was responsible for Lloyds' middle-market activities in certain counties in England. Mr. Atkinson is an Associate of the Institute of Bankers, England. He received a law degree from Nottingham University in England in 1968.

     All directors are elected annually and serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

                                      MANAGEMENT

EXECUTIVE OFFICERS

     The following table and discussion set forth certain information with regard to the Company's current executive officers.

                 Name                           Age                                  Position
------------------------------------        -----------      --------------------------------------------------
Roger H. Erickson...................             43          Chief Executive Officer

Pierre De Wet.......................             35          Vice President, Operations

John W. Low.........................             42          Chief Financial Officer and Secretary

Alan Turner.........................             48          Vice President, Marketing

     The biography for Mr. Erickson is set forth above under the table listing the nominated directors.

     Mr. DeWet was appointed Vice President of Operations in September 1999. Previously, Mr. DeWet served as Director of Operations from April 1998 to September 1999 and Director of Projects from May 1997 to April 1998. Prior to joining Altris, Mr. DeWet was a Technical Marketing Manager at Paradigm System Technology from June 1995 to April 1997 where he was responsible for establishing relationships with technical partners in Europe and North America. From April 1991 to June 1995, Mr. DeWet was with PQ Africa, a division of Comparex Holdings. Mr. DeWet earned his B.S. from the University of Pretoria in 1989.

     Mr. Low has served as Chief Financial Officer and Secretary since June 1990. Previously, Mr. Low had served as Corporate Controller since joining the Company in August 1987. From 1980 until joining the Company, Mr. Low was with Price Waterhouse LLP, most recently as a Manager working with middle-market and growing companies. Mr. Low, who is a certified public accountant, earned a B.A. degree in Economics from the University of California, Los Angeles in 1978.

     Mr. Turner was appointed Vice President of Marketing in March of 1998. Since joining the Company, Mr. Turner served as Vice President of Channel Sales from 1997 to 1998 and as Business Development Director from 1993 to 1997. Previously, Mr. Turner was in the offshore oil industry, heading teams of engineers in product design, analysis and testing. Mr. Turner received a BSc degree in Mechanical Engineering from Heriot-Watt University, Edinburgh, Scotland in 1974, and received a postgraduate degree in Engineering Design from Loughborough University, England in 1977.

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the three years ended December 31, 1998 of (i) the Company's Chief Executive Officers during 1998 and (ii) the four other most highly compensated executive officers having compensation of $100,000 or more during 1998 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                     ------------------------------------------------------
                                                                                                   LONG-TERM
                                                                                  OTHER           COMPENSATION
                                                                                 ANNUAL             AWARDS--
                                                                              COMPENSATION       STOCK OPTIONS
         NAME AND POSITION           YEAR        SALARY($)      BONUS($)         ($)(1)            (# SHARES)
-----------------------------------  ----        ---------      --------      -------------      --------------
Roger H. Erickson                    1998         $164,635          -            $131,215(3)           65,000
    Chief Executive Officer(2)       1997          174,708        $9,000             -                    -
                                     1996          185,427          -                -                 25,000

Jay V. Tanna                         1998         $ 57,885          -            $104,393(5)              -
    Former President and Chief       1997          215,000          -                -                 75,000(6)
    Executive Officer(4)             1996          205,865          -                -                112,500(6)

John W. Low                          1998         $147,000          -            $100,245(7)           28,000
    Chief Financial Officer          1997          149,639          -                -                    -
    and Secretary                    1996          142,535          -                -                 25,000

Steven D. Clark                      1998         $125,200          -             $14,067(9)           38,000
    Former Vice President            1997          168,462       $25,000             -                 40,000
    Sales(8)                         1996          136,355          -              66,719(9)              -

David Chu                            1998         $130,000       $10,000             -                 48,000
    Former Vice President            1997           96,346          -                -                 20,000
    Engineering(10)                  1996             -             -                -                    -

Jay Patel                            1998         $108,829       $13,594             -                 30,000
    Former Managing Director,        1997           99,359          -                -                 15,000
    U.K. Operations(11)              1996           86,317          -                -                  2,500

------------


(1) Excludes compensation in the form of other personal benefits, which, other than as set forth in the table above, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each year.
(2) Mr. Erickson became President and Chief Executive Officer of the Company effective April 1998.
(3) This comprises (i) $105,843 relating to forgiveness of a promissory note that had been made by Mr. Erickson in favor of the Company in connection with his exercise of stock options that were due to expire and (ii) $25,372 in commissions paid in 1998 relating to Mr. Erickson's position as Vice President, Strategic Partners in 1997. See Certain Transactions on page 16.
(4) Mr. Tanna became President and Chief Executive Officer of the Company in April 1996 and resigned from that position effective April 1, 1998.
(5) This comprises (i) $82,686 paid to Mr. Tanna under a Separation Agreement and (ii) a $21,707 payment for accrued vacation. See Certain Transactions on page 16.
(6) The options for 75,000 shares granted in 1997 were subsequently returned to the Company and canceled under the terms of the Separation Agreement. The options for 112,500 shares granted in 1996 expired in May 1998.
(7) This comprises (i) $70,562 relating to forgiveness of a promissory note that had been made by Mr. Low in favor of the Company in connection with his exercise of stock options that were due to expire and (ii) a $29,683 payment for accrued vacation. See Certain Transactions on page 16.
(8) Mr. Clark resigned from the Company in August 1999. The bonus paid in 1997 related to services provided in 1996 as Director of U.S. Sales.
(9)  These payments were for sales commissions.
(10) Mr. Chu resigned from the Company in June 1999.
(11) Mr. Patel's employment with the Company was terminated in January 1999.

OPTION GRANTS IN 1998

     Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 1998:

                                                                                    POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF       % OF TOTAL                               ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES         OPTIONS                                      PRICE APPRECIATION
                          UNDERLYING       GRANTED TO      EXERCISE                      FOR OPTION TERM (2)
                            OPTIONS       EMPLOYEES IN       PRICE      EXPIRATION  -----------------------------
NAME                     GRANTED(#)(1)     FISCAL YEAR     ($/SHARE)       DATE         5% ($)         10% ($)
---------------------    -------------    ------------     ---------    ----------  -----------------------------
Roger H. Erickson....        15,000(3)          2%           $0.63       6/30/08        $5,896         $14,941
                             50,000(4)          8%           $0.25       9/14/08        $7,861         $19,922
John W. Low..........         8,000(3)          1%           $0.63       6/30/08        $3,144         $ 7,969
                             20,000(4)          3%           $0.25       9/14/08        $3,144         $ 7,969
Steven D. Clark......         8,000(3)          1%           $0.63       6/30/08        $3,144         $ 7,969
                             30,000(4)          5%           $0.25       9/14/08        $4,716         $11,953
David Chu............         8,000(3)          1%           $0.63       6/30/08        $3,144         $ 7,969
                             40,000(4)          6%           $0.25       9/14/08        $6,289         $15,937
Jay Patel............         8,000(5)          1%           $0.63       6/30/08        $3,144         $ 7,969
                             15,000(5)          2%           $0.25       9/14/08        $2,358         $ 5,977

________________

(1) All options were granted with an exercise price equal to the closing sale price of the Common Stock as reported on the OTC Bulletin Board on the date of grant.

(2) Options were granted in June 1998. The options vest 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant.

(3) Options were granted in September 1998. The options vest in quarterly installments of 25% commencing three months after the date of grant.

(4) Options were granted in June and September 1998. The options originally vested 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant. In January 1999, in connection with Mr. Patel's severance arrangement, the Board of Directors approved accelerating these options to be fully vested on March 15, 1999.

(5) The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. The actual value, if any, which a Named Executive Officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Common Stock on the date of exercise and the exercise price.

AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

     The following table sets forth for the Named Executive Officers information with respect to unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock. The Named Executive Officers did not exercise any options in 1998.

                                                                                  VALUE OF UNEXERCISED
                                         NUMBER OF UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                         HELD AS OF DECEMBER 31, 1998           AT DECEMBER 31, 1998(1)
                                        -------------------------------     -------------------------------
                NAME                    EXERCISABLE      NONEXERCISABLE     EXERCISABLE      NONEXERCISABLE
---------------------------------       -----------      --------------     -----------      --------------
Roger H. Erickson................           16,250            48,750             $1,250           $3,750
John W. Low......................           35,750            27,250             $  500           $1,500
Steven D. Clark..................           24,500            28,500             $  750           $2,250
David Chu........................           12,000            36,000             $1,000           $3,000
Jay Patel........................           15,125            25,375             $  375           $1,125

__________

     (1) Based on the closing sale price of the Common Stock on the OTC Bulletin Board on December 31, 1998 ($0.35 per share).

BOARD COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors has an Audit Committee which makes recommendations regarding the selection of independent public accountants and reviews with them the scope and results of the audit engagement. The Audit Committee, which is comprised of Messrs. McGovern, Unruh and Atkinson, held four meetings during 1998.

     The Board of Directors also has a Compensation Committee which reviews compensation of officers. The Compensation Committee, which is comprised of Messrs. McGovern, Hamilton and Atkinson, held one meeting in 1998.

     In addition, the Board of Directors has a Stock Option Committee which generally administers the Company's Amended and Restated 1996 Stock Incentive Plan and 1987 Stock Option Plan. The Stock Option Committee, which is comprised of Messrs. McGovern, Unruh and Hamilton, held four meetings in 1998.

     The Board of Directors does not have a standing Nominating Committee or any other committee which performs a similar function.

     In 1998, the Board of Directors held 14 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the period he served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and 10% shareholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% shareholders have complied with all of the filing requirements applicable to them with respect to transactions during 1998.

COMPENSATION OF DIRECTORS

     Each director, other than directors who are also employees of the Company or are precluded from accepting a fee by their employers, receives a $5,000 annual fee plus a $1,000 meeting fee for four paid meetings a year. In addition, each director is reimbursed for all reasonable expenses incurred in connection with attendance at such meetings. As a result of the Company's current cash constraints, the directors have agreed to the deferral of all annual and meeting fees until the Company's financial position improves. Directors who are employees of the Company are not compensated for serving as directors.

     In 1998, Mr. Unruh performed services for the Company in connection with the Company's audit restatement and management changes that resulted in compensation to Mr. Unruh of $13,713 plus out-of-pocket expenses. Mr. Atkinson also performed services relating to certain management changes that resulted in compensation to Mr. Atkinson of $4,600 plus out-of-pocket expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1998, the Compensation Committee of the Board of Directors was comprised of four members, Messrs. McGovern, Hamilton and Unruh and Michael Comegna (who resigned as a Director in April 1998), none of whom is or was an employee or officer of the Company in 1998. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of any company in which Messrs. McGovern, Hamilton, Unruh or Comegna is an executive officer.

                                       ITEM 2

   APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED
                               SHARES OF COMMON STOCK

     The Board of Directors has adopted a resolution amending Article III of the Company's Articles of Incorporation to increase the authorized shares of Common Stock from 20,000,000 shares to 30,000,000 shares, thereby increasing the total number of authorized shares of capital stock from 21,000,000 to 31,000,000 (the "Charter Amendment"). To effect the Charter Amendment, Article III of the Articles of Incorporation would be amended and restated to read as follows:

     "This corporation is authorized to issue two classes of shares of stock, designated, respectively as Common Stock and Preferred Stock. The total number of shares of all classes of stock that this Corporation is authorized to issue is Thirty One Million (31,000,000), consisting of Thirty Million (30,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock."

     At the close of business on September 22, 1999, there were:

        - 11,620,663 shares of Common Stock issued and outstanding,

        - 1,017,000 shares of Common Stock issuable upon the exercise of outstanding stock options,

        - 1,801,381 shares of Common Stock issuable upon the conversion of up to 3,000 shares of Series E Convertible Preferred Stock,

        - 360,000 shares of Common Stock issuable upon exercise of outstanding warrants and

        - up to 700,000 shares of Common Stock issuable upon the exercise of warrants which the Company may be required to grant under certain preferred stock and debt purchase agreements during the period June 27, 2000 through June 27, 2002.

     In addition, the Company anticipates that it may issue up to 2,304,271 shares of Common Stock in connection with settling class action litigation arising out of the Company's restatement of its financial statements for 1996 and the nine months ended September 30, 1997.

     The increase in the authorized number of shares is proposed in order to allow the Company to grant additional stock options or other stock-based compensation to its employees and consultants and, where advantageous to the Company, to issue shares of its capital stock in order to raise additional capital, in connection with future acquisitions or other business combinations or for other purposes.

     The Company believes that the number of shares of Common Stock that would be available for issuance following adoption of the Charter Amendment would be sufficient for any purposes foreseeable by the Company. Except as set forth in the bullet points above and in connection with settling the class action litigation, the Company does not have plans, commitments or understandings to issue any of the additional shares of Common Stock that would be authorized if the Charter Amendment is approved. Other than increasing the number of authorized shares of the Company's Common Stock, the proposal to increase the authorized shares of Common Stock will not affect the rights, preferences, or privileges of the Company's shareholders.

     The Board of Directors has directed that the Charter Amendment be submitted for shareholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of the Charter Amendment. In the absence of approval, the authorized number of shares of Common Stock will remain 20,000,000.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

     When a proxy in the form of the proxy enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the increase in authorized shares of Common Stock contemplated by the Charter Amendment.

                                       ITEM 3

    APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK RESERVED UNDER THE
            COMPANY'S AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

     Effective April 1, 1996, the Board of Directors adopted, and the shareholders subsequently approved, the Company's Amended and Restated 1996 Stock Incentive Plan (the "Plan"). There are presently 925,000 shares of the Company's Common Stock authorized for issuance under the Plan. At September 22, 1999, 7,250 shares of Common Stock had been issued pursuant to the exercise of options previously granted under the Plan and options were outstanding to purchase 845,250 shares of Common Stock.

     In August 1999, the Board approved an amendment to the Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the Plan from 925,000 shares to 1,425,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees, directors and consultants at levels determined appropriate by the Board and the Compensation Committee. The ability to offer options in order to attract and retain talented employees is particularly important to the Company's competitive position in its industry.

     The essential features of the Plan are outlined below. You may obtain a copy of the Plan by writing to the Company in accordance with the instructions set forth on the last page of this Proxy Statement under "Annual Report and Incentive Plan".

GENERAL

     The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain and motivate its employees, directors and consultants by providing for or increasing the proprietary interests of such persons in the Company. Every director, employee and consultant of the Company and its subsidiaries is eligible to be considered for the grant of awards under the Plan. As of August 31, 1999, the Company and its subsidiaries had a total of 54 employees.

     The Plan is administered by the Stock Option Committee, each member of which must be a "non-employee director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Stock Option Committee has full and final authority to select the individuals to receive awards and to grant such awards and has a wide degree of flexibility in determining the terms and conditions of awards. Subject to limitations imposed by law, the Board of Directors of the Company may amend or terminate the Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Plan of any rights thereunder without his or her consent.

     Awards under the Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award to an employee may consist of one such security or benefit or two or more of them in tandem or in the alternative. The Plan does not specify a minimum exercise price or other consideration that a recipient of an award must pay to obtain the benefit of an award, and therefore the maximum compensation payable to employees pursuant to the Plan, during the term of the Plan and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured. An award granted under the Plan to an employee will generally include a provision conditioning or accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, sale of substantially all of the property and assets of the Company or other significant corporate transaction.

     The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Plan is 925,000. In August 1998, the Company's shareholders approved an increase in the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Plan from 625,000 to 925,000. The Plan generally provides that no single employee may be granted options or other awards with respect to more than 925,000 shares of Common Stock in any one calendar year. The Plan also contains customary anti-dilution provisions; provided, however, that no adjustment will be made pursuant to such provisions to the extent such adjustment would cause incentive stock options (as discussed below under "Certain Income Tax Consequences") issued or issuable under the Plan to be treated as other than incentive stock options, or to the extent that the Stock Option Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to such awards by causing such compensation to be treated as other than "performance-based compensation" within the meaning of the Plan.

     Awards may not be granted under the Plan on or after the tenth anniversary of the adoption of the Plan. Although any award that was duly granted prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award on or after the twentieth anniversary of the adoption of the Plan.

SECTION 16(b) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors, executive officers and 10% shareholders of the Company are generally liable to the Company for repayment of any profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3 promulgated under the Exchange Act provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such Rule. The Plan is designed to comply with Rule 16b-3.

CERTAIN INCOME TAX CONSEQUENCES

     The following is a brief description of the federal income tax treatment that will generally apply to awards made under the Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of any such award.

     Pursuant to the Plan, participants that are employees may be granted options that are intended to qualify as incentive stock options ("ISOs") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, the optionee is not taxed, and the Company is not entitled to a deduction, on the grant or exercise of an ISO. However, if the optionee sells the shares acquired upon the exercise of an ISO ("ISO Shares") at any time within (i) one year after the transfer of ISO Shares to the optionee pursuant to the exercise of the ISO or (ii) two years from the date of grant of the ISO, then the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sale price or the fair market value of the ISO Shares on the date of exercise, over the exercise price of the ISO. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. If the optionee sells the ISO Shares at any time after the optionee has held the ISO Shares for at least (i) one year after the date of transfer of the ISO Shares to the optionee pursuant to the exercise of the ISO and (ii) two years from the date of grant of the ISO, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such ISO, and the Company will not be entitled to any deduction.

     The amount by which the fair market value of the ISO Shares received upon exercise of an ISO exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's "alternative minimum taxable income" ("AMTI") in the year of exercise. The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 28% (26% of AMTI below certain amounts) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

     The grant of an option or other similar right to acquire stock that does not qualify for treatment as an ISO (a "non-qualified stock option") is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and the Company will be entitled to a deduction equal to such amount.
 Nonemployees may only be awarded non-qualified stock options.

     Awards under the Plan may also include stock sales, stock bonuses or other grants of stock that include provisions for the delayed vesting of the recipient's rights to the stock. Unless the recipient makes an election under
Section 83(b) of the Code (an "83(b) Election") within 30 days after the receipt of the restricted shares, the recipient generally will not be taxed on the receipt of restricted shares until the restrictions on such shares expire or are removed. When the restrictions expire or are removed, the recipient will recognize ordinary income (and the Company will be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. However, if the recipient makes an 83(b) Election within 30 days of the receipt of restricted shares, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the excess of the fair market value of the shares on the date of receipt (determined without regard to vesting restrictions) over the purchase price.

          Awards may be granted under the Plan which do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a recipient in connection with awards made under the Plan.

          Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under the Plan by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

          The terms of the agreements pursuant to which specific awards are made under the Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such award may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

     In certain circumstances, the Company may be denied a deduction for compensation (including compensation attributable to the ordinary income recognized with respect to awards made under the Plan) to certain officers of the Company to the extent that the compensation exceeds $1,000,000 (per person) annually.

CONCLUSION

     The Board of Directors has directed that the proposed amendment to the Plan be submitted for shareholder approval. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting will be required for approval. In the absence of approval, the amendment to the Plan will be without effect, and the maximum number of shares of Common Stock issuable under the Plan will remain 925,000.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE PLAN.

     When a proxy in the form of the proxy enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of adoption of the amendment to the Plan.

                           CERTAIN TRANSACTIONS

     In April 1998, the Company and Mr. Tanna entered into a Separation Agreement whereby Mr. Tanna resigned his positions as Chairman of the Board, President and Chief Executive Officer of the Company. Under the Separation Agreement, Mr. Tanna was to act as an on-call consultant for any matters the Company may have referred to him for his input and participation. His annual compensation for such services was $215,000 plus medical, dental and car allowance benefits. The Separation Agreement terminated on March 31, 1999. As part of a U.S. District Court approved settlement of certain shareholder class action litigation, Mr. Tanna has agreed to forego any claim for unpaid compensation of $131,000 under the Separation Agreement and to surrender to the Company 35,000 shares of the Company's common stock held in his name. In addition, Mr. Tanna and the Company have executed a Settlement Agreement and Mutual Release resolving all claims and disputes with one another, with the exception of certain existing indemnification obligations under the Company's bylaws, California law and an indemnity agreement between the Company and Mr. Tanna related to his services as a director and officer of the Company.

     In October 1996, the Company loaned (i) Roger H. Erickson, then Vice President, Operations, $92,812 and (ii) John W. Low, Chief Financial Officer and Secretary, $61,875. Each loan was at a simple interest rate of 9.25% with a maturity date of March 31, 1997. The loans were made to Messrs. Erickson and Low in connection with their exercise of stock options that were due to expire. On May 15, 1998, the Company agreed, as additional compensation to Messrs. Erickson and Low, to forgive these promissory notes. The outstanding principal and interest payable by Messrs. Erickson and Low under such notes was $105,843 and $70,562, respectively, as of May 15, 1998.

                              INDEPENDENT ACCOUNTANTS

     Grant Thornton LLP has audited the Company's 1998 financial statements. The selection of independent accountants to audit the Company's 1999 financial statements will be made in the second half of 1999 after an evaluation of the audit fee proposal.

                          ANNUAL REPORT AND INCENTIVE PLAN

     The Company's Annual Report on Form 10-K, including financial statements and related schedules for the year ended December 31, 1998 as filed with the Securities and Exchange Commission, is being mailed to all shareholders. Any shareholder entitled to vote at the meeting who has not received a copy may obtain one by writing to the Company at 9339 Carroll Park Drive, San Diego, California 92121, Attention: Shareholder Relations. In addition, any such shareholder may obtain a copy of the Plan by writing to the Company at the foregoing address.

                               SHAREHOLDER PROPOSALS

     A proposal of a shareholder intended to be presented at the 2000 Annual Meeting of Shareholders and to be included in the Proxy Statement for that meeting must be submitted to the Company at its principal offices, 9339 Carroll Park Drive, San Diego, California 92121, and received by the Company a reasonable time before it begins to print and mail its proxy materials for the 2000 Annual Meeting. The Company intends to specify the date by which such proposals must be received in one of its Quarterly Reports on Form 10-Q to be filed in 2000.

                              OTHER MATTERS

     The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

                              SOLICITATION OF PROXIES

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxy material to the beneficial owners of such stock.

_______________________________________________________________________________


PROXY

                              ALTRIS SOFTWARE, INC.
                             9339 CARROLL PARK DRIVE
                           SAN DIEGO, CALIFORNIA  92121

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               ALTRIS SOFTWARE, INC.

     The undersigned hereby appoints Roger H. Erickson and John W. Low, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Altris Software, Inc., a California corporation (the "Company") held of record by the undersigned on September 22, 1999, at the Annual Meeting of Shareholders to be held on October 28, 1999 and any postponements or adjournments thereof.

   PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

                              (Reverse Side of Proxy)





_______________________________________________________________________________
                             - FOLD AND DETACH HERE -

_______________________________________________________________________________

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES
 WILL VOTE THE SHARES FOR EACH OF THE NOMINEES FOR DIRECTOR, FOR AMENDMENT OF THE ARTICLES OF INCORPORATION, FOR AMENDMENT OF THE AMENDED AND RESTATED 1996
STOCK INCENTIVE PLAN AND IN THEIR DISCRETION ON THE MATTERS DESCRIBED IN ITEM 4.

Please mark
your votes as   / X /
indicated in
this example


                 FOR all nominees listed below    WITHHOLD AUTHORITY to vote for
     (except as marked to the contrary below).    all nominees listed below.

1. Election of Directors:                /   /    /   /


INSTRUCTION:
To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

ROGER H. ERICKSON       LARRY D. UNRUH
D. ROSS HAMILTON        MARTIN P. ATKINSON
MICHAEL J. McGOVERN


2. To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 30,000,000.

                       FOR           AGAINST          ABSTAIN

                      /   /           /   /            /   /


3. To amend the Company's Amended and Restated 1996 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the plan from 925,000 to 1,425,000 shares.

                       FOR           AGAINST          ABSTAIN

                      /   /           /   /            /   /


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting and any and all postponements or adjournments thereof.
                                               YES       NO
   Do you plan to attend the meeting?         /   /    /   /

Please sign exactly as your name appears on the stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in the partnership's or limited liability company's name by an authorized person.


DATED:__________________, 1999

______________________________
          Signature

______________________________
  Signature if held jointly


Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.


_______________________________________________________________________________
                             - FOLD AND DETACH HERE -